The transaction described in this press release involves securities of a foreign company. This transaction is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release, if any, has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described in this press release, such as in open market or privately negotiated purchases.

February 5, 2015

Company Name: Cosmo Oil Co., Ltd.
Representative: Keizo Morikawa,
Representative Director and President
(Code: 5007, First Section of Tokyo Stock Exchange)
Inquiries: Masamichi Hamaguchi,
General Manager of Corporate
Communication Dept.
Tel.: 03-3798-3101

Announcement on Initiating Preparation for Transformation to a Holding Company

We hereby announce, as set forth below, that Cosmo Oil Co., Ltd. resolved at today’s Board of Directors meeting to initiate preparation for transformation to a holding company planned tentatively for October, 2015.

This transformation to a holding company will be subject to the resolution at our Shareholders’ meeting and the approval by related governmental institutions, etc. We will announce the details as soon as we have reached a decision.

1.	Background of Transformation to a Holding Company

The business environment surrounding the Cosmo Group is significantly changing, including the volatile fluctuation of crude oil prices, the gradual decrease in domestic demand for oil products, and the expanded introduction of renewable energy. Under these circumstances, companies in the industry are accelerating their movement towards enhancement of their business portfolios and reorganization, in addition to their domestic petroleum businesses.

Cosmo Group has raised as its business vision the transformation to a “Vertically Integrated Global Energy Company” and is working on thorough streamlining centered on the oil refining and marketing business, and shifting business resources to the businesses of resource development, retail and wind power generation, which are positioned as growth drivers, with the aim of transforming the business portfolio. At the moment, however, our business resources remain biased towards oil refining and sales operations and optimal distribution of such resources is a pressing issue.

For Cosmo Group to realize sustainable growth in the future, it is essential to implement optimal distribution of limited business resources, surveying the whole group, and strengthening its competitiveness by business unit. To accomplish this target, we have determined that it would be effective to undergo a transformation to a holding company.

In addition, we believe that the holding company structure, where the “business surveillance function” and the “business execution function” are separated, is a suitable solution from the perspective of enhancing our corporate governance.

2.	Objectives

We will prepare for the transformation to a holding company with the following objectives:

(1)	Strengthen Business Competitiveness / Realize Stable Profits of the Holding Company

Each business company, by clearly defining responsibilities and authority, aims to expedite decision-making as well as to enhance the expertise and motivation of employees, which will enable each business company to conduct business execution quickly to respond to changes in business environment and improve corporate value.

The aim in implementing a holding company is to realize stable profits by separating business risks, such as inventory valuation due to market fluctuation.

(2)	Accelerate the Enhancement of Group Management and Shift Management Resources

In order to realize optimal management resource distribution from a group-wide perspective, monitoring of the group’s management will be separated from business execution and the holding company will focus on determination of the group’s management policy.

(3)	Promote an Alliance in Each Business Line

We will pursue a flexible and swift alliance strategy by business line to respond to changes in economic and business environments by establishing organizations by business domain.

3.	Plan of Transformation to a Holding Company / Schedule

The specific plan of transformation to a holding company is scheduled to be determined after consideration, but regardless of the plan, we intend to employ a plan under which current shareholders will continue to own shares of the listed holding company.

The schedule of transformation to a holding company is as follows:

May, 2015 (scheduled)
Resolution of Board of Directors for transformation to a holding company

June, 2015 (scheduled)
Approval at annual general Shareholders’ meeting for transformation to a holding company

October, 2015 (scheduled)
Execution of transformation to a holding company

4.	Group Structure and Governing Form After Transformation to a Holding Company

We will work on preparations to undergo a transformation to a holding company, with the governing form of a company with audit and supervisory committees to enhance governance, as well as the establishment of a group structure composed on the basis of a holding company and the core three business companies.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect Cosmo Oil Co., Ltd.’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Cosmo Oil Co., Ltd.’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.

Actual results may differ materially in the future from those reflected in forward-looking statements contained in this press release, due to various factors including but not limited to: failure to obtain necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to us; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.